Exhibit 99.1
n e w s   r e l e a s e
QLT USA SIGNS AGREEMENT WITH TAP TO SETTLE UNITED STATES
PATENT LITIGATION
QLT USA’s portion of settlement payment is US$112.5 million

For Immediate Release	February 9, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that its wholly-owned subsidiary, QLT USA, Inc. (formerly Atrix Laboratories, Inc.) has reached an agreement to settle the litigation captioned “TAP Pharmaceutical Products Inc., Takeda Chemical Industries, Ltd. and Wako Pure Chemical Industries, Ltd. v. Atrix Laboratories, Inc. and Sanofi-Synthelabo Inc.,” No. 03-C-7822, United States District Court for the Northern District of Illinois and the appeal pending therefrom in the United States Court of Appeals for the Federal Circuit. The settlement will resolve litigation that was initiated by TAP and its co-plaintiffs in 2003 in which TAP and its co-plaintiffs claimed that Atrix’s (now QLT USA’s) Eligard® products infringed U.S. patent no. 4,728,721.
Under the terms of the settlement agreement, and without admitting liability, QLT USA will pay US$112.5 million and Sanofi-Synthelabo will pay US$45 million, for an aggregate settlement amount of US$157.5 million. As part of the settlement, TAP and its co-plaintiffs will release their claims made in the United States litigation against QLT USA and Sanofi-Synthelabo. In addition, to avoid further disputes regarding Eligard sales in the United States and Canada, each of TAP, Takeda, Wako and Abbott Laboratories, Limited — Laboratories Abbott, Limited will grant QLT USA a non-exclusive, perpetual, royalty-free license under any of their past and future patents to make, use and sell QLT USA’s currently-marketed Eligard products in the United States and Canada. Payment of the settlement amount will be made, and the settlement will become effective, once the litigation has been formally dismissed by both the District Court and the Court of Appeals for the Federal Circuit.
This settlement resolves only the United States litigation commenced by TAP and its co-plaintiffs against QLT USA and Sanofi-Synthelabo and does not affect the ongoing litigation in Germany commenced by Takeda and Wako German affiliates against QLT USA’s European licensees of its Eligard product. The Takeda patent at issue in that case has been declared invalid by a German court, although that decision has been appealed by Takeda.
As a result of this settlement, QLT Inc. will record a charge of US$112.5 million in its consolidated 2006 results. As of December 31, 2006 (before payment of the settlement amount), QLT Inc’s consolidated total cash, short-term investments, long-term investments and escrowed funds was approximately $378 million.

About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” of QLT, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.